Exhibit 99.1

For Immediate Release
December 1, 2005

D. Tad Lowrey To Join Federal Home Loan Bank of San Francisco Board of Directors

San Francisco--The Federal Home Loan Bank of San Francisco Board of Directors has selected D. Tad Lowrey to fill the vacant California seat on the Board. Mr. Lowrey will join the Board on January 1, 2006, for a term ending December 31, 2006.

Mr. Lowrey is a Vice President of Fullerton Community Bank in Fullerton, California.

The Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank serves and is owned by its members--commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada.

Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com